Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS

THIRD QUARTER 2014 FINANCIAL RESULTS

Englewood, Colorado, November 4, 2014 - Liberty Interactive Corporation ("Liberty Interactive") (Nasdaq: QVCA,  QVCB, LVNTA, LVNTB) today reported third quarter 2014 results.  Highlights include(1):

Liberty Interactive Corporation

•	Reattributed Digital Commerce companies and approximately $1 billion in cash from QVC Group to Liberty Ventures Group in exchange for 67.67 million newly issued shares of Liberty Ventures Group
•	Liberty Interactive Group renamed QVC Group and trading under new tickers QVCA and QVCB
•	Newly issued Liberty Ventures Group shares distributed to QVC Group holders tax-free
•	Cash and liquid investments attributed to Liberty Ventures Group estimated to be $2.7 billion at year-end
•	Improved trading liquidity through Liberty Ventures Group share issuance
•	Completed the spin-off of Liberty TripAdvisor Holdings, Inc. ("Liberty TripAdvisor") on August 27th

Attributed to QVC Group

•	QVC US grew revenue by 5% and adjusted OIBDA(2) by 8% in the third quarter
•	QVC.com revenue as a percent of total US revenue increased 222 basis points to 43%
•	QVC US mobile penetration was 41% of QVC.com orders
•	QVC US operating income increased by 6%
•	QVC posted strong adjusted OIBDA increases across all European operations
•	QVC completed issuance of $1 billion in new Senior Notes

Attributed to Liberty Ventures Group

•	Announced additional $650 million share repurchase authorization at Liberty Ventures Group

•	Received approximately $350 million distribution in conjunction with spin-off of Liberty TripAdvisor

"It has been an extremely busy period for Liberty Interactive Corporation," stated Greg Maffei, Liberty Interactive President and CEO.  "We completed the spin-off of Liberty TripAdvisor and the reattribution between QVC Group and Liberty Ventures Group.  QVC produced very strong results in the US, and its European markets, demonstrating its ability to expand adjusted OIBDA margins.  Our Digital Commerce companies, now attributed to Liberty Ventures Group, posted seasonally solid results and have strong momentum going into the fourth quarter."

On October 3, 2014, Liberty Interactive announced the reattribution from QVC Group to Liberty Ventures Group of its Digital Commerce companies, which were valued at $1.5 billion, and approximately $1 billion in cash.  In return, QVC Group shareholders received approximately 67.67 million shares of Liberty Ventures Group stock (collectively, the “Reattribution”).  The reattributed Digital Commerce companies are comprised of Backcountry.com, Bodybuilding.com, CommerceHub, Evite, Provide Commerce and The Right Start.  In connection with the Reattribution, Liberty Interactive Group was renamed QVC Group and its tickers symbols were changed to QVCA and QVCB.

On July 30, 2014, Liberty Interactive executed a definitive agreement under which FTD will acquire Liberty Interactive’s Provide Commerce floral and gifting businesses.  Under the terms of the agreement, Liberty Interactive will receive 10.2 million shares of FTD common stock (representing 35% of the combined company) and $121 million in cash.  The definitive proxy for the transaction was filed on November 3, 2014 and the required vote of FTD shareholders is expected to occur on December 11, 2014.

QVC GROUP - QVC Group's revenue increased 5% to $2.3 billion in the  third quarter, adjusted OIBDA increased 9% to $431 million and operating income increased 22% to $247 million.  Both QVC and the Digital Commerce companies contributed to the increase in revenue for the quarter.  Adjusted OIBDA increased at QVC, while the adjusted OIBDA loss at the Digital Commerce companies narrowed.  On October 3, 2014, the Digital Commerce companies were reattributed to Liberty Ventures Group and will be reported as part of Liberty Ventures Group beginning with the fourth quarter of 2014.

QVC

QVC's consolidated revenue increased 4% to $2.0 billion in the third quarter.  Adjusted OIBDA increased 8% to $439 million and operating income increased 7% to $276 million.

"We delivered our strongest quarterly performance of 2014 in the third quarter," said QVC President and CEO Mike George.  "We drove good growth and generated strong operating leverage, particularly in the US, Germany, the UK and Italy.  We continue to benefit from our customer-centric focus, which has resulted in outstanding customer loyalty in all our markets, as well as strong eCommerce penetration and mobile growth."

QVC US's revenue increased 5% to $1.4 billion in the third quarter primarily due to strength in the home, apparel and accessories categories, partially offset by weakness in electronics.  Average selling price per unit ("ASP") increased 1% to $58.19 from $57.88 and units sold increased 4%.  Returns as a percentage of gross product revenue improved 59 basis points.  eCommerce revenue increased 11% to $592 million and grew to 43% from 41% as a percentage of total US revenue.  Adjusted OIBDA increased 8% to $329 million and adjusted OIBDA margin(2) increased 72 basis points.  Adjusted OIBDA margin increased primarily due to improved product margins, lower state franchise tax expense associated with the timing of credits and audit settlements and higher proprietary credit card income due in part to unfavorable regulatory bank reserve adjustments experienced in the prior year, as well as the positive impact of renegotiated contract terms.  These gains were partially offset by higher freight costs.

QVC's international revenue in US Dollars increased 1% to $652 million in the third quarter.  The results included the positive impact of the weakening of the US Dollar against the UK Pound Sterling, which was mostly offset by the strengthening of the US Dollar against the Japanese Yen.  Adjusted OIBDA increased 6% to $110 million and adjusted OIBDA margin increased 72 basis points.  Third quarter results included $3 million of costs related to the scheduled launch of QVC France in the second quarter of 2015.

QVC Japan's revenue declined 4% in local currency in the third quarter reflecting declines in all categories except beauty and electronics.  The decline in QVC Japan’s revenue in local currency was primarily due to a local consumption tax increase that became effective April 1, 2014.  ASP in local currency decreased 2% and units sold declined 3%. Returns as a percentage of gross product revenue in local currency improved 207 basis points with improvement in all categories and a lower mix of apparel and accessories.  Adjusted OIBDA in local currency decreased 7% and adjusted OIBDA margin decreased 51 basis points.  The decrease in adjusted OIBDA margin was primarily due to lower product margins, higher commission fees and lack of sales leverage of fixed costs, partially offset by lower advertising and event-related expenses.

QVC Germany's revenue increased 3% in local currency in the third quarter. Germany experienced strength primarily in the home category, which was partially offset by declines in apparel and jewelry.  ASP in local currency increased 6% and units sold decreased 6%.  Returns as a percentage of gross product revenue in local currency improved 194 basis points primarily due to a positive mix shift from apparel and jewelry to home, which typically returns at lower rates.  Adjusted OIBDA in local currency increased 12% and adjusted OIBDA margin increased 182 basis points.  Adjusted OIBDA margin increased primarily due to lower fixed costs, obsolescence and freight costs, which were partially offset by lower product margins and higher bad debt expenses.

QVC UK's revenue grew 3% in local currency in the third quarter primarily due to gains in the home and beauty categories.  ASP in local currency increased 2% and units sold increased 2%.  Adjusted OIBDA in local currency increased 9% and adjusted OIBDA margin increased 125 basis points.  The increase in adjusted OIBDA margin was primarily due to sales leverage of fixed costs and lower freight costs.

QVC Italy's revenue increased 18% in local currency in the third quarter primarily due to gains in all categories except electronics.  ASP in local currency increased 1% and units sold increased 18%.  The adjusted OIBDA deficit in local currency improved 73% and adjusted OIBDA margin improved 1,492 basis points.  The increase in adjusted OIBDA margin was primarily due to sales leverage of fixed costs and lower product distribution expenses.

CNRS, QVC’s joint venture in China operating under the brand CNR Mall, generated revenue growth of 14% in local currency in the third quarter.  Adjusted OIBDA deficit in local currency increased 45% primarily due to new television distribution agreements that will expand reach into more homes and higher fixed costs, which were partially offset by revenue growth and improved product margins.  This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $2 million reduction in net income in the third quarter.

QVC's outstanding bank and bond debt was $4.1 billion at September 30, 2014,  compared with $3.9 billion at June 30, 2014.

Digital Commerce Companies

In the aggregate, the Digital Commerce companies’ revenue increased 12% to $310 million for the quarter.   Each of the significant Digital Commerce companies experienced varying increases in revenue. Provide experienced modest revenue growth due to softness in demand for their products and slightly lower average order values. Bodybuilding and Backcountry revenue grew due to increases in transactions on relatively stable average order values.  CommerceHub grew revenue 32% due to an equivalent percentage increase in transactions processed. Adjusted OIBDA for the Digital Commerce businesses increased $3 million for the three months ended September 30, 2014, as compared to the corresponding period in the prior year.  For the three months ended September 30, 2014 and 2013, the adjusted OIBDA losses were approximately 1% and 2% as a percentage of revenue, respectively. The improvement in adjusted OIBDA margin was primarily due to improved gross margins at Bodybuilding and Backcountry, cost savings initiatives and the revenue growth at CommerceHub.   These improvements were partially offset by a $5 million reserve that was recorded on RedEnvelope inventory during the period in anticipation of winding down the business in early 2015 combined with $2 million of transaction costs associated with the FTD transaction. Excluding these items, Provide was relatively flat and the other Digital Commerce businesses experienced increases in adjusted OIBDA.

Share Repurchases

From August 1, 2014 through October 31, 2014, Liberty Interactive repurchased approximately 5.7 million Series A QVC Group shares (Nasdaq: QVCA) at an average cost per share of $28.73 for total cash consideration of $165 million.  Beginning in mid-September, Liberty Interactive was unable to repurchase shares, pending the public announcement of the Reattribution and its quarterly earnings.  Since the creation of the QVC Group stock (including its predecessor, Liberty Interactive Group) in May 2006, Liberty Interactive has repurchased shares for aggregate cash consideration of $5.3 billion, representing approximately 36.1% of the shares outstanding at the time of the creation of the QVC Group stock.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures Group stock, were comprised of shares of the combined stocks.  The total remaining repurchase authorization for QVC Group stock is approximately $784 million, which includes $350 million authorized by Liberty Interactive’s Board of Directors in August for repurchase of either QVC Group or Liberty Ventures Group stock.

QVC Group consists of Liberty Interactive’s subsidiary, QVC, Inc., and Liberty Interactive’s interest in HSN, Inc.(3)

LIBERTY VENTURES GROUP - As of September 30, 2014, the fair value of the public equity method securities and other public holdings attributed to the Liberty Ventures Group was $2.4 billion and $1.1 billion, respectively.  When compared to June 30, 2014, the fair value of Liberty Ventures Group's public equity method securities increased 8%.  The Liberty Ventures Group's other public holdings balance decreased 1% primarily due to changes in market prices of certain securities during the third quarter.

On August 27, 2014, Liberty Ventures Group completed the spin-off of Liberty TripAdvisor (Nasdaq: LTRPA, LTRPB).  Liberty TripAdvisor is comprised of, among other things, a 22% economic and 57% voting interest in TripAdvisor, as well as 100% of BuySeasons, a costume and party supply retailer, and approximately $350 million in corporate level net debt.  Immediately prior to the spin-off, Liberty TripAdvisor distributed approximately $350 million in cash to Liberty Interactive, which is attributable to Liberty Ventures Group.  Following the spin-off, Liberty TripAdvisor has been reflected as discontinued operations.  Certain amounts in this release have been adjusted to reflect Liberty TripAdvisor as discontinued operations.

Share Repurchases

There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from August 1, 2014 through October  31, 2014.  In connection with the approval of the spin-off of Liberty TripAdvisor, Liberty Interactive's Board of Directors authorized the repurchase of $350 million worth of shares of Liberty Interactive stock, which authorization may be used to repurchase either QVC Group stock or Liberty Ventures Group stock.    On October 9, 2014, Liberty Interactive’s Board of Directors authorized the repurchase of up to an additional $650 million of Liberty Ventures Group stock.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty Interactive's businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, its subsidiaries Provide Commerce, Backcountry.com, Bodybuilding.com, CommerceHub, The Right Start, and Evite, and minority interests in Time Warner, Time Warner Cable, Lending Tree and Interval Leisure Group(3).

FOOTNOTES

1)

Liberty Interactive's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Interactive's earnings conference call which will begin at 5:15 p.m. (E.S.T.) on November 4, 2014.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.
3)	Pro forma for the October 3, 2014 Reattribution.

QVC GROUP FINANCIAL METRICS - QUARTER

(amounts in millions)	3Q13	3Q14	% Change
Revenue
QVC
US	$1,303	$1,368	5%
International	644	652	1%
Total QVC Revenue	$1,947	$2,020	4%
Digital Commerce companies	278	310	12%
Total QVC Group Revenue	$2,225	$2,330	5%

Adjusted OIBDA
QVC
US	$304	$329	8%
International	104	110	6%
Total QVC Adjusted OIBDA	$408	$439	8%
Digital Commerce companies	(5)	(2)	60%
Corporate and other	(6)	(6)	-%
Total QVC Group Adjusted OIBDA	$397	$431	9%

Operating Income
QVC
US	$191	$203	6%
International	68	73	7%
Total QVC Operating Income	$259	$276	7%
Digital Commerce companies	(43)	(14)	67%
Corporate and other	(14)	(15)	(7)%
Total QVC Group Operating Income	$202	$247	22%

(amounts in millions)
QVCA Shares Outstanding	10/31/2013	10/31/2014
Outstanding A and B shares	508	476

(amounts in millions)
	Quarter	Quarter
	ended	ended
QVCA and QVCB Basic and Diluted Shares	9/30/2013	9/30/2014
Basic Weighted Average Shares Outstanding ("WASO")	513	477
Potentially dilutive Shares	10	10
Diluted WASO	523	487

QVC OPERATING METRICS - QUARTER

(amounts in millions except average sale price amounts)	3Q13	3Q14	% Change
QVC - Consolidated(1)
Revenue	$1,947	$2,020	4%
Adjusted OIBDA	$408	$439	8%
Adjusted OIBDA margin	20.96%	21.73%	78	bps
Operating Income	$259	$276	7%

eCommerce and Mobile Metrics
eCommerce $ of total revenue	$705	$781	11%
eCommerce % of total revenue	36.21%	38.66%	245	bps

Mobile % of total eCommerce(2)	32.70%	43.03%	1,033	bps
QVC - US(1)
Revenue	$1,303	$1,368	5%
Adjusted OIBDA	$304	$329	8%
Adjusted OIBDA margin	23.33%	24.05%	72	bps
Operating Income	$191	$203	6%
Average sale price (ASP) $	57.88	58.19	1%
Units sold	24.82	25.80	4%
Return rate	19.63%	19.04%	(59)	bps

eCommerce and Mobile Metrics
eCommerce $ of US revenue	$535	$592	11%
eCommerce % of US revenue	41.06%	43.27%	222	bps

Mobile % of US eCommerce(2)	31.62%	41.34%	972	bps

QVC OPERATING METRICS - QUARTER (CONT'D)

(amounts in millions except average sale price amounts)	3Q13	3Q14	% Change
QVC - Japan(1)
Revenue	$236	$216	(8)%
Adjusted OIBDA	$46	$41	(11)%
Adjusted OIBDA margin	19.49%	18.98%	(51)	bps
Operating Income	$39	$33	(15)%
Average sale price (ASP) ¥	6,029.91	5,879.17	(2)%
Units sold	4.36	4.21	(3)%
QVC - Germany(1)
Revenue	$224	$229	2%
Adjusted OIBDA	$37	$42	14%
Adjusted OIBDA margin	16.52%	18.34%	182	bps
Operating Income	$19	$25	32%
Average sale price (ASP) €	34.03	36.23	6%
Units sold	6.55	6.17	(6)%
QVC - UK(1)
Revenue	$156	$173	11%
Adjusted OIBDA	$26	$31	19%
Adjusted OIBDA margin	16.67%	17.92%	125	bps
Operating Income	$21	$23	10%
Average sale price (ASP) £	30.50	31.16	2%
Units sold	3.57	3.64	2%
QVC - Italy(1)
Revenue	$28	$34	21%
Adjusted OIBDA	$(5)	$(1)	80%
Adjusted OIBDA margin	(17.86)%	(2.94)%	1,492	bps
Operating Income	$(11)	$(5)	55%
Average sale price (ASP) €	31.51	31.81	1%
Units sold	0.71	0.84	18%
QVC - France(1)
Revenue	$—	—	—%
Adjusted OIBDA	$—	(3)	(100)%
Adjusted OIBDA margin	—	—	—	bps
Operating Income	$—	(3)	(100)%
Average sale price (ASP) €	—	—	—%
Units sold	—	—	—%
China JV(1)(3)
Revenue	$29	$33	14%
Adjusted OIBDA	$(3)	$(3)	-%
Adjusted OIBDA margin	(10.34)%	(9.09)%	125	bps

(1)	Revenue change, adjusted OIBDA change and eCommerce and Mobile Metrics calculated in US Dollars, not local currency.
(2)	Based on gross US Dollar orders.
(3)	This joint venture is being accounted for as an equity method investment. 9

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2014 to the same period in 2013.

The following financial information with respect to Liberty Interactive's equity affiliates and available for sale securities is intended to supplement Liberty Interactive's condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	6/30/2014	9/30/2014
HSN(1)	$1,186	$1,228
Total Attributed QVC Group	$1,186	$1,228

Expedia(2)	$1,818	$2,022
Interval Leisure Group and Tree.com(3)	446	417
Other Public Holdings(4)	1,149	1,135
Total Attributed Liberty Ventures Group	$3,413	$3,574

(1)

Represents fair value of QVC Group's investment in HSN.  In accordance with GAAP, QVC Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $313 million and $322 million at June 30, 2014 and September 30, 2014, respectively.

(2)

Represents fair value of Liberty Ventures Group's investment in Expedia.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $476 million and $501 million at June 30, 2014 and September 30, 2014, respectively.

(3)

Represents fair value of Liberty Ventures Group's investments.  In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its attributed balance sheet at their historical carrying values which aggregated $108 million and $111 million at June 30, 2014 and September 30, 2014, respectively.

(4)

Represents Liberty Ventures Group's other public holdings which are accounted for at fair value.   Excludes $39 million and $23 million of long-term marketable securities as of June 30, 2014 and September 30, 2014, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2014	9/30/2014
Cash and Liquid Investments Attributable to:
QVC Group (1)	$701	$749
Liberty Ventures Group(2)(3)	1,188	1,547
Total Liberty Consolidated Cash and Liquid Investments	$1,889	$2,296

Less:
Short-term marketable securities - QVC Group	$11	$16
Short-term marketable securities - Liberty Ventures Group	595	651
Long-term marketable securities - Liberty Ventures Group	39	23
Total Liberty Consolidated Cash (GAAP)	$1,244	$1,606

Debt:
Senior notes and debentures(4)	$791	$791
Senior exchangeable debentures(5)	400	400
QVC senior notes(4)	3,819	4,050
QVC bank credit facility	65	32
Other	157	157
Total Attributed QVC Group Debt	$5,232	$5,430
Unamortized discount and fair market value adjustment	2	5
Total Attributed QVC Group Debt (GAAP)	$5,234	$5,435

Senior exchangeable debentures(5)	$2,086	$2,082
Total Attributed Liberty Ventures Group Debt	$2,086	$2,082
Fair market value adjustment	(5)	(22)
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,081	$2,060

Total Liberty Interactive Corporation Debt (GAAP)	$7,315	$7,495

(1)	Includes $11 million and $16 million of short-term marketable securities with an original maturity greater than 90 days as of June 30, 2014 and September 30, 2014, respectively.
(2)	Includes $595 million and $651 million of short-term marketable securities with an original maturity greater than 90 days as of June 30, 2014 and September 30, 2014, respectively.
(3)

Includes $39 million and $23 million of marketable securities with an original maturity greater than one year as of June 30, 2014 and September 30, 2014, respectively, which are reflected in investments in available-for-sale securities in Liberty Ventures Group's condensed attributed balance sheet.

(4)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
(5)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the QVC Group increased by approximately $48 million during the third quarter.  Cash flow from operations and new borrowings  were partially offset by stock repurchases, debt repayments, and capital expenditures.  Total debt attributed to the QVC Group increased by $198 million, primarily due to the issuance of $1.0 billion in new senior notes at QVC.  Net proceeds were used to redeem QVC’s 7.5% senior notes due October 2019 and to fund working capital needs and other general corporate purposes.

Total cash and liquid investments attributed to the Liberty Ventures Group increased $359 million, primarily due to cash received upon completion of the spin-off of Liberty TripAdvisor.

Important Notice: Liberty Interactive (Nasdaq: QVCA,  QVCB, LVNTA, LVNTB) President and CEO, Greg Maffei will discuss Liberty Interactive's earnings release in a conference call which will begin at 5:15 p.m. (E.S.T.) on November 4, 2014.  The call can be accessed by dialing (888)  455-2271 or (719) 325-2173 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed until 7:15 p.m. (E.S.T.) on November  11, 2014, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 1670709.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release will also be available on Liberty's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, including the launch of QVC France and the expected expenditures in connection therewith, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty Interactive's condensed consolidated statements of operations, which are included in its Form 10-Q, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest business owned by Liberty Interactive (QVC) at September 30, 2014, which Liberty Interactive has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified reportable segment to that segment's operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	3Q13	4Q13	1Q14	2Q14	3Q14
QVC Group
QVC
Revenue - US	$1,303	$1,932	$1,305	$1,352	$1,368
Revenue - International	644	809	681	662	652
Revenue - Total	$1,947	$2,741	$1,986	$2,014	$2,020
Adjusted OIBDA - US	304	437	301	325	329
Adjusted OIBDA - International	104	158	111	114	110
Adjusted OIBDA - Total	$408	$595	$412	$439	$439
Operating income - US	191	323	186	203	203
Operating income - International	68	118	74	81	73
Operating income - Total	$259	$441	$260	$284	$276
Gross margin - US	37.1%	34.7%	36.4%	37.7%	37.2%
Gross margin - International	37.4%	37.8%	37.4%	38.3%	37.8%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, QVC (and certain of its subsidiaries), and the Digital Commerce companies together with a reconciliation to that entity's operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of QVC Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended September 30, 2013, December 31, 2013 and March 31, 2014, June 30, 2014 and September 30, 2014, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q13	4Q13	1Q14	2Q14	3Q14
QVC Group
Adjusted OIBDA	$397	$621	$436	$460	$431
Depreciation and amortization	(154)	(166)	(162)	(165)	(166)
Stock compensation expense	(22)	(35)	(24)	(24)	(18)
Impairment of intangible assets	(19)	(11)	—	(7)	—
Operating Income	$202	$409	$250	$264	$247

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the Digital Commerce businesses to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2013, December 31, 2013, March 31, 2014,  June 30, 2014 and September 30, 2014, respectively.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

QUARTERLY SUMMARY

(amounts in millions)	3Q13	4Q13	1Q14	2Q14	3Q14
QVC Group
QVC Adjusted OIBDA
QVC US	$304	$437	$301	$325	$329

QVC Japan	46	55	47	43	41
QVC Germany	37	58	39	40	42
QVC UK	26	47	27	33	31
QVC Italy	(5)	(2)	(2)	(2)	(1)
QVC France	—	—	—	—	(3)
QVC International adjusted OIBDA	$104	$158	$111	$114	$110

Consolidated QVC adjusted OIBDA	408	595	412	439	439
Depreciation and amortization	(139)	(145)	(144)	(145)	(147)
Stock compensation	(10)	(9)	(8)	(10)	(16)
Operating Income	$259	$441	$260	$284	$276

Digital Commerce Companies
Adjusted OIBDA	(4)	28	28	27	(2)
Depreciation and amortization	(17)	(19)	(18)	(20)	(19)
Stock compensation	(3)	(14)	(5)	(7)	7
Impairment of intangible assets	(19)	(11)	—	(7)	—
Operating Income (Loss)	$(43)	$(16)	$5	$(7)	$(14)

LIBERTY INTERACTIVE CORPORATION

BALANCE SHEET INFORMATION

September 30, 2014 - (unaudited)

	Attributed
	QVC	Ventures	Inter-group	Consolidated
	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$733	873	—	1,606
Trade and other receivables, net	797	3	—	800
Inventory, net	1,279	—	—	1,279
Short-term marketable securities	16	651	—	667
Other current assets	256	—	(169)	87
Total current assets	3,081	1,527	(169)	4,439
Investments in available-for-sale securities and other cost investments	4	1,157	—	1,161
Investments in affiliates, accounted for using the equity method	372	899	—	1,271
Property and equipment, net	1,131	—	—	1,131
Intangible assets not subject to amortization	8,320	—	—	8,320
Intangible assets subject to amortization, net	1,303	—	—	1,303
Other assets, at cost, net of accumulated amortization	82	—	—	82
Total assets	$14,293	3,583	(169)	17,707
Liabilities and Equity
Current liabilities:
Intergroup Payable (receivable)	$55	(55)	—	—
Accounts payable	702	—	—	702
Accrued liabilities	627	19	—	646
Current portion of debt	45	927	—	972
Current deferred tax liabilities	—	1,173	(169)	1,004
Other current liabilities	163	—	—	163
Total current liabilities	1,592	2,064	(169)	3,487
Long-term debt	5,390	1,133	—	6,523
Deferred income tax liabilities	1,041	787	—	1,828
Other liabilities	241	—	—	241
Total liabilities	8,264	3,984	(169)	12,079
Equity/Attributed net assets (liabilities)	5,908	(401)	—	5,507
Noncontrolling interests in equity of subsidiaries	121	—	—	121
Total liabilities and equity	$14,293	3,583	(169)	17,707

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2014 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Net retail sales	$2,330	—	2,330

Operating costs and expenses:
Cost of sales	1,488	—	1,488
Operating, including stock-based compensation	203	—	203
Selling, general and administrative, including stock-based compensation	226	8	234
Depreciation and amortization	166	—	166
	2,083	8	2,091
Operating income	247	(8)	239

Other income (expense):
Interest expense	(80)	(19)	(99)
Share of earnings (losses) of affiliates, net	13	23	36
Realized and unrealized gains (losses) on financial instruments, net	2	16	18
Other, net	(46)	8	(38)
	(111)	28	(83)
Earnings (loss) before income taxes	136	20	156
Income tax benefit (expense)	(41)	14	(27)
Net earnings (loss) from continuing operations	95	34	129
Net earnings (loss) from discontinued operations	(4)	14	10
Net earnings (loss)	91	48	139
Less net earnings (loss) attributable to noncontrolling interests	8	11	19
Net earnings (loss) attributable to Liberty stockholders	$83	37	120

QVC Shares Outstanding
Outstanding A and B shares as of October 31, 2014 (in millions)	476

	Quarter
	Ended
QVCA and QVCB Basic and Diluted Shares (in millions)	9/30/2014
Basic Weighted Average Shares Outstanding ("WASO")	477
Potentially dilutive shares	10
Diluted WASO	487

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2013 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
Revenue:
Net retail sales	$2,225	—	2,225

Operating costs and expenses:
Cost of sales	1,423	—	1,423
Operating, including stock-based compensation	203	—	203
Selling, general and administrative, including stock-based compensation	224	5	229
Impairment of long-lived assets	19	—	19
Depreciation and amortization	154	—	154
	2,023	5	2,028
Operating income (loss)	202	(5)	197

Other income (expense):
Interest expense	(71)	(18)	(89)
Share of earnings (losses) of affiliates, net	13	16	29
Realized and unrealized gains (losses) on financial instruments, net	(18)	33	15
Other, net	—	5	5
	(76)	36	(40)
Earnings (loss) before income taxes	126	31	157
Income tax benefit (expense)	(38)	3	(35)
Net earnings (loss) from continuing operations	88	34	122
Net earnings (loss) from discontinued operations	(3)	12	9
Net earnings (loss)	85	46	131
Less net earnings (loss) attributable to noncontrolling interests	8	10	18
Net earnings (loss) attributable to Liberty stockholders	$77	36	113

QVC Shares Outstanding
Outstanding A and B shares as of October 31, 2013 (in millions)	508

	Quarter
	ended
QVCA and QVCB Basic and Diluted Shares (in millions)	9/30/2013
Basic Weighted Average Shares Outstanding ("WASO")	513
Potentially dilutive shares	10
Diluted WASO	523

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2014 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$325	30	355
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	15	(63)	(48)
Depreciation and amortization	493	—	493
Stock-based compensation	66	5	71
Cash payments for stock based compensation	(13)	(2)	(15)
Excess tax benefit from stock based compensation	(10)	(1)	(11)
Share of (earnings) losses of affiliates, net	(41)	3	(38)
Cash receipts from return on equity investments	13	18	31
Realized and unrealized gains (losses) on financial instruments, net	(9)	57	48
Impairment of intangible assets	7	—	7
Loss on extinguishment of debt	48	—	48
Deferred income tax (benefit) expense	(146)	79	(67)
Other, net	2	1	3
Intergroup tax allocation	158	(158)	—
Intergroup tax payments	(330)	330	—
Changes in operating assets and liabilities
Current and other assets	166	(1)	165
Payables and other current liabilities	71	(5)	66
Net cash provided (used) by operating activities	815	293	1,108

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	40	40
Investments in and loans to cost and equity investees	(3)	(48)	(51)
Capital expended for property and equipment	(142)	—	(142)
Purchases of short term and other marketable securities	(59)	(364)	(423)
Sales of short term and other marketable securities	43	315	358
Other investing activities, net	(28)	16	(12)
Net cash provided (used) by investing activities	(189)	(41)	(230)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	3,233	—	3,233
Repayments of debt	(2,910)	(10)	(2,920)
Repurchases of Liberty common stock	(736)	—	(736)
Minimum withholding taxes on net settlements of stock-based compensation	(16)	—	(16)
Excess tax benefit from stock-based compensation	10	1	11
Reattribution of subsidiary	25	(25)	—
Other financing activities, net	(49)	—	(49)
Net cash provided (used) by financing activities	(443)	(34)	(477)
Net cash provided (used) by discontinued operations:
Operating	(20)	293	273
Investing	—	(194)	(194)
Financing	3	368	371
Change in available cash held by discontinued operations	3	(119)	(116)
Net cash provided (used) by discontinued operations	(14)	348	334
Effect of foreign currency rates on cash	(31)	—	(31)
Net increase (decrease) in cash and cash equivalents	138	566	704
Cash and cash equivalents at beginning of period	595	307	902
Cash and cash equivalents at end period	$733	873	1,606

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2013 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$314	20	334
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	12	(52)	(40)
Depreciation and amortization	463	—	463
Stock-based compensation	75	5	80
Cash payments for stock based compensation	(8)	—	(8)
Excess tax benefit from stock-based compensation	(9)	—	(9)
Share of losses (earnings) of affiliates, net	(33)	8	(25)
Cash receipts from return on equity investments	11	14	25
Realized and unrealized gains (losses) on financial instruments, net	1	48	49
Gains (losses) on dispositions of assets	—	1	1
Impairment of intangible assets	19	—	19
Deferred income tax (benefit) expense	(143)	(42)	(185)
Other, net	59	11	70
Intergroup tax allocation	49	(49)	—
Intergroup tax payments	30	(30)	—
Changes in operating assets and liabilities
Current and other assets	99	(5)	94
Payables and other current liabilities	(373)	40	(333)
Net cash provided (used) by operating activities	566	(31)	535

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	1,136	1,136
Investments in and loans to cost and equity investees	(4)	(367)	(371)
Capital expended for property and equipment	(176)	—	(176)
Purchases of short term and other marketable securities	—	(1,013)	(1,013)
Sales of short term and other marketable securities	—	454	454
Other investing activities, net	(14)	(3)	(17)
Net cash provided (used) by investing activities	(194)	207	13

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,867	843	3,710
Repayments of debt	(2,642)	(2,362)	(5,004)
Repurchases of Liberty common stock	(750)	—	(750)
Minimum withholding taxes on net settlements of stock-based compensation	(22)	—	(22)
Excess tax benefit from stock-based compensation	9	—	9
Intergroup receipts (payments), net	—	—	—
Other financing activities, net	(39)	—	(39)
Net cash provided (used) by financing activities	(577)	(1,519)	(2,096)
Net cash provided (used) by discontinued operations:
Operating	(11)	241	230
Investing	(7)	(174)	(181)
Financing	—	(159)	(159)
Change in available cash held by discontinued operations	(4)	92	88
Net cash provided (used) by discontinued operations	(22)	—	(22)
Effect of foreign currency rates on cash	(21)	—	(21)
Net increase (decrease) in cash and cash equivalents	(248)	(1,343)	(1,591)
Cash and cash equivalents at beginning of period	698	1,593	2,291
Cash and cash equivalents at end period	$450	250	700